Exhibit 3
BYLAWS
of
THE EASTERN COMPANY
As Amended and Restated Through July 29, 1996

ARTICLE I. SHAREHOLDERS

Section 1.                      the annual meeting of the Shareholders of this Corporation for the election of Directors and for the transaction of such other business as may properly come before such meeting shall be held on such date during the months of April or May, or at such other time, in each year as may be fixed by the President or by the Board of Directors, to be held at such place within the State of Connecticut and at such time as shall be specified in the notice of such meeting.

(a)           To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a Shareholder of the Corporation who was a Shareholder of record at the time of giving of notice provided for in this Section 1 who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5.

(b)           Any annual meeting of the Shareholders may be postponed to a specified date and time by resolution of the Board of Directors upon public announcement given on or prior to the date previously scheduled for such annual meeting of Shareholders.

Section 2.                      Notice of the annual meeting shall be given to each Shareholder of record entitled to vote at such meeting by sending by mail, postage prepaid, to his address appearing in the corporate records, not less than seven (7) days, nor more than fifty (50) days, prior to the date of such meeting, a written or printed notice, stating the date, time and place of such meeting.

Section 3.                      Special meetings of the Shareholders may be called at any time by the Chairman of the Board, the President or by a majority of the Board of Directors, and it shall also be the duty of the President to call such meeting upon the written request of the holders of not less than thirty-five percent (35%) of the voting power of all shares entitled to vote at the meeting. A notice of such special meeting, stating the time, place and purpose, shall be given in the same manner as prescribed for the notice of annual meetings.

(a)           Any previously scheduled special meeting of the Shareholders may be postponed to a specified date and time by resolution of the Board of Directors upon public announcement given on or prior to the date previously scheduled, for such special meeting of Shareholders.

(b)           The purpose or purposes of any special meeting of Shareholders shall be set forth in the notice of meeting, and, except as otherwise required by law or by the Certificate of Incorporation, no business shall be transacted at any special meeting of Shareholders other than the items of business stated in the notice of meeting.

Section 4.                      At all meetings of Shareholders a quorum shall be had when there shall be present in person or by proxy the holders of a majority of the voting power of the shares entitled to vote at such meeting. If there shall not be a quorum present at any duly called meeting, the holders of a majority of such shares present in person or by proxy may adjourn the meeting from time to time until a quorum is present, and the actions of the meeting to which adjournment is taken shall be valid as if a quorum had been present in the first instance. Except when otherwise required by law, the Certificate of Incorporation or these By-Laws, the affirmative vote, at a meeting of Shareholders duly held and at which a quorum is present, of a majority of the voting power of the shares represented at such meeting entitled to vote on the subject matter shall be the act of the Shareholders.

Section 5.                      For business to be properly brought before any annual or special meeting by a Shareholder, if such business is related to the election of Directors of the Corporation, the procedures in Article III, Section 7 of these by-Laws must be complied with; if such business relates to any other matter, the Shareholder must have given timely notice thereof in writing to the Secretary of the Corporation.

(i)           Such Shareholder's notice shall be timely if delivered to or mailed to and received at the principal executive offices of the Corporation not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the Shareholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made.

(ii)           Such Shareholder's notice shall set forth in writing as to each matter the Shareholder proposes to bring before the annual meeting:  (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (B) as to the Shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such Shareholder as they appear in the Corporation's books and of such beneficial owner and the class and number of shares of the Corporation which are owned beneficially and of record by such Shareholder and such beneficial owner.

(iii)           Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 5. The Chairman of the meeting shall, if facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 5, and if he should so determine, the Chairman shall declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

(iv)           For purposes of Sections 1, 3 and 5 of this Article I and Section 7 of Article III, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition to the provisions of this Section 1, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in these by-laws shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act and to put before such meeting any such proposals so included in the Corporation's proxy statement.

ARTICLE II.  STOCK CERTIFICATES

Section 1.                      All stock certificates shall be signed by the Chairman, President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, provided further that the signature of any such officer may be a facsimile thereof and the seal of the Corporation may be a facsimile of such seal, as provided by law.

Section 2.                      The Board of Directors shall have power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Corporation. The Board of Directors may appoint a Transfer Agent and a Registrar of Transfers, or either, and may require all stock certificates to bear the signature of such Transfer Agent and of such Registrar of Transfers, or of either.

ARTICLE III.  DIRECTORS

Section 1.                      The business, property and affairs of the Corporation shall be under the management and direction of the Board of Directors who shall have power to direct all business affairs of the Corporation not inconsistent with these By-laws, the Certificate of Incorporation or the laws of the State of Connecticut. All of the powers and duties of said Board of Directors may be delegated by said Board to committees established by these By-laws or established by vote of the Board of Directors. It shall have the power further to fix and to determine and vary the amount of the working capital of the Corporation, to direct and determine the use and disposition of any surplus or net profits, to determine whether any, and if any, what part of any, accumulated profits shall be declared as dividends and the time or times for the declaration and payment of dividends. Subject to the provisions of the Connecticut Stock Corporation Act, the Board of Directors shall have the further power from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to the inspection of individual shareholders.

Section 2.                      The Board of Directors shall consist of ten (10) persons serving staggered terms as provided for in the Certificate of Incorporation. At each Annual Meeting of the Shareholders, the Shareholders shall elect Directors to succeed those whose terms expire at such meeting and Directors to fill the unexpired term of any vacancy created by death, resignation or other cause, which has not been filled previously by the Board of Directors, each of which shall hold office for the term, or unexpired portion of the term, for which each was elected and until their respective successors shall be duly elected and qualified. Notwithstanding the foregoing, the number of persons constituting the Board of Directors may be increased or decreased by vote of the Directors then in office, subject to the continuing provisions of the Certificate of Incorporation for staggered terms; provided, however, a decrease in the number of Directorships shall not affect the unexpired term of any Director in office who shall continue until the expiration of his term.

Section 3.                      Whenever any vacancy shall occur in the Board of Directors (except vacancies created by an increase in the number of Directors), the remaining Directors in office, although less than a quorum, may fill the vacancy by majority vote. The person elected to fill such vacancy shall hold office for the unexpired portion of the term of the Director whose place he has been elected to fill, and until his successor shall be duly elected and qualified.

Section 4.                      The annual meeting of the Board of Directors shall be held each year immediately following the adjournment of the Annual Meeting of Shareholders at the place where such Shareholders' meeting shall have been held, no notice of said meeting being required. Regular meetings of the Board of Directors shall be held in the months of February, August and November, at such date, time and place as may be determined in the call for such meeting and may be held either in or out of the State of Connecticut. Notice of said regular meetings and of the date, time and place at which they are to be held shall be given each Director by leaving such notice with him or at his residence or usual place of business or by mailing it to him, postage prepaid, at his last known post office address at least two (2) days prior to such meeting.

Section 5.                      Special meetings of the Board of Directors may be called by the Chairman of the Board or by the President and shall be called by the President or Secretary when requested in writing by any two (2) of the Directors then in office.  Special meetings shall be held at such time and place, either within or without of the State of Connecticut, as shall be specified in the notice of meeting. At least two (2) days' notice, written or oral, shall be given to each Director, and if written shall be given by leaving such notice with him or at his residence or usual place of business, or by delivering it to a national courier service, or by mailing it to him, postage prepaid, at his last known post office address at least two (2) days prior to such meeting.

Section 6.                      A majority of the total number of Directorships shall constitute a quorum, and the vote of a majority of those present at a meeting at which a quorum is present shall be the act of the Board of Directors. If there shall not be a quorum present at any Annual Meeting or any other duly called meeting, those present may adjourn the meeting from time to time until a quorum is present, and the actions of the meetings to which adjournment is taken shall be valid as if a quorum had been present in the first instance. If a quorum is present, officers may be elected and other business transacted without further action.

Section 7.

(a)           Only persons who are nominated in accordance with the procedures set forth in this Section 7 shall be eligible for election as Directors of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation may be made at any annual meeting of Shareholders by or at the direction of the Board of Directors or by any Shareholder of the Corporation entitled to vote for the election of Directors at the meeting who was a Shareholder of record at the time of giving of notice provided for in this Section 7 and who complies with the notice procedures set forth in this Section 7. Any such nomination by a Shareholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation.

(i)           To be timely notice for an annual meeting, a Shareholder's notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the Shareholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement (as defined in Article I, Section 5) of the date of such meeting is first made.

(ii)           Notwithstanding anything in the foregoing subsection to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least seventy (70) days prior to the first anniversary of the preceding year's annual meeting, a Shareholder's notice required by this Section 7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(iii)           Such Shareholder's notice shall set forth in writing: (i) as to each person whom the Shareholder proposes to nominate for election or re-election as a Director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the number of shares of stock of the Corporation which are beneficially owned by such person, and (D) any other information relating to such person that is required to be disclosed in connection with the solicitation of proxies for election of Directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person's written consent to being named in a proxy statement as a nominee and to serving as a Director if elected); and (ii) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (A) the name and address of such Shareholder, as they appear on the Corporation's books, and of such beneficial owner and (B) the class and number of shares of the Corporation which are owned beneficially and of record by such Shareholder and such beneficial owner.

(b)           Nominations of persons for election to the Board of Directors of the Corporation may be made at a special meeting of Shareholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that Directors shall be elected at such special meeting, by any Shareholder of the Corporation who is a Shareholder of record at the time of giving of notice provided for in this Section 7, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 7. In the event the Corporation calls a special meeting of Shareholders for the purpose of electing one or more Directors to the Board of Directors, any such Shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the Shareholder's notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(c)           At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a Shareholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section 7. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these by-laws and in that event the defective nomination shall be disregarded. In addition to the provisions of this Section 7, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations there under with respect to the matters set forth herein.

ARTICLE IV.  EXECUTIVE COMMITTEE

Section 1.                      The Board of Directors by the affirmative vote of a majority of the whole Board shall, at the first meeting of the Directors held after the annual meeting of the Shareholders, appoint from the Directors an Executive Committee of which a majority shall constitute a quorum, the members of which Executive Committee shall act as such for one year, or until their successors are elected. Such committee shall have and may exercise all or any of the powers of the Board of Directors including power to cause the seal of the Corporation to be affixed to all papers that may require it and including the power to declare dividends upon the capital stock and shall do all things which they may be directed to do by vote of the Board of Directors.

Section 2.                      If any vacancy should arise in the said committee by reason of resignation, death, disqualification or otherwise, the Board of Directors shall have power to thereupon appoint a successor for the unexpired term.

Section 3.                      The minutes of all meetings of the Executive Committee shall be presented to the next regular meeting of the Directors and every action of the Executive Committee shall be acted upon by the Board of Directors. The Executive Committee shall report whenever requested by the Board of Directors. The records, minutes or other papers or documents of the Executive Committee shall be kept at the principal office of the Corporation and shall be open at all times to the inspection of the Directors or any one of them.

Section 4.                      For any action of the Executive Committee a majority vote of the entire membership of the Committee shall be necessary.

ARTICLE V. ACTIONS WITHOUT MEETINGS

Section 1.                      Any resolution in writing signed by all of the members of the Board of Directors or Executive Committee or any other Committee of the Board shall be and constitute action by such Board or Executive Committee or other committee, as the case may be, to the effect therein expressed, with the same force and effect as if the same had been duly passed by the same vote at a duly called meeting of such bodies respectively, and it will so be the duty of the Secretary of the Corporation to place such resolution so copied in the minute book of the Corporation under the proper date.

ARTICLE VI. OFFICERS

Section 1.                      The officers shall be a President, Vice Presidents, which shall not be greater in number than the number of plants operated by this Corporation, a Secretary and a Treasurer, and there may be elected by the Board a Chairman of the Board of Directors. The Board of Directors may elect such assistant Secretaries and Treasurers as may be deemed advisable by it. All such officers shall be elected at the meeting of the Board of Directors next following the annual meeting of the Shareholders and shall hold office for one year or until their successors are elected. The Board of Directors may also elect or appoint other officers as it may determine, having such titles and such powers and duties as may be specified in their election or appointment. Any two or more offices may be held by the same person, except the office of President and Secretary.

Section 2.                      The duties of the Chairman of the Board shall be as follows:

a.	If elected, to preside at all meetings of the Board of Directors and Shareholders at which he shall be present.

b.	If elected, to represent the Directors as Chairman of the Board at all meetings of Shareholders of Corporations in which this Company holds stock.

c.	If elected, the Chairman of the Board of Directors shall be an ex-officio member of the Executive Committee.

d.	If elected, to represent the Board of Directors in such other ways as may be prescribed by the Board.

Section 3.                      The duties of the President shall be, in the absence of the Chairman of the Board or when no Chairman has been elected, to preside at all meetings of the Board of Directors and Shareholders at which he may be present and to perform any and all other duties prescribed to the Chairman of the Board by the By-laws. He shall have a general supervision of all business of the Corporation and as such the President shall report in person or through the Chairman of the Board, if elected, to the Shareholders at the annual meeting, the condition of the Corporation.

Section 4.                      The duties of the Vice Presidents shall be in addition to those prescribed by the By-laws such as may be determined by the Board of Directors.

A Vice President shall preside in the absence of the Chairman of the Board and President at all meetings of the Directors or of the Shareholders, and in case of the resignation, death, disqualification or other removal of the President, a Vice President designated by the Board of Directors shall act as President of the Corporation until such time as the vacancy may be filled.

Section 5.                      The Treasurer shall have the care, control and management of all of the funds of the Corporation; shall have power to sign checks, notes or other obligations of the Corporation; to pay all bills against the Corporation, and to accept all payments due the Corporation and to receipt there for. He shall report to the Shareholders at such times as the Board of Directors may request. He shall give bond for the careful and accurate performance of his duties in such sum as shall be determined by the Board of Directors.

The Board of Directors may authorize certain persons chosen by it to sign and endorse checks, notes or other obligations of the Corporation or those checks, notes or other obligations which may have reference to the business of any designated plant of the Corporation and to accept payments and sign receipts for said Corporation or said designated plants, all of which acts of any such person shall be under the direction of the General Manager of the plant at which such person shall be employed. The Directors may require such persons to furnish bonds for the faithful performance of their duties.

Section 6.                      The Secretary shall keep accurate records of the meetings of the Shareholders and of the Board of Directors; he shall in general perform all of the duties incident to the office of Secretary, subject to the control of the Board of Directors and the Executive Committee, and shall do and perform such other duties as may from time to time be assigned to him by the Board of Directors or the Executive Committee or be required by law.

ARTICLE VII.  FISCAL YEAR

The fiscal year ends on the Saturday nearest to December 31.

ARTICLE VIII. WAIVER OF NOTICE

Whenever notice is required by the Certificate of Incorporation, these By-laws or any provision of the Connecticut Stock Corporation Act, as amended from time to time, a written waiver thereof, signed by the person entitled to notice, whether before or after the time required for such notice, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Shareholders, Directors or members of a committee of Directors need be specified in any written waiver of notice except to the extent required by law.

ARTICLE IX. INDEMNIFICATION

Section 1.                      The Corporation shall to the fullest extent permitted by the Connecticut General Statutes, as amended from time to time, indemnify each person whom it may indemnify pursuant thereto, and may provide such indemnification to persons and circumstances not expressly covered by said statutes, including matters relating to Federal and state securities laws, as the Board of Directors may determine from time to time and as is not expressly prohibited by law.

Section 2.                      For purposes of the foregoing Section 1 of this Article IX, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers, employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent corporation, or who at its request served as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall have with respect to the resulting or surviving corporation the same rights of indemnification as he would have had with respect to the constituent corporation if its separate existence had continued.

ARTICLE X. AMENDMENTS

The By-Laws of the Corporation may be amended, repealed or added to by the holders of not less than seventy-five percent (75%) of the outstanding voting stock at any annual or special meeting of the Shareholders or by the vote of a majority of all the Directors at any meeting of the Board of Directors, provided that in either case notice of the meeting shall include notice of such proposed action.